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                                                      Exhibit 23.1

The Board of Directors
Civic BanCorp:

We consent to incorporation by reference in the registration statements (Nos. 33-94566 and 33-65309) on Form S-8 of Civic BanCorp of our report dated January 17, 2001, relating to the consolidated balance sheets of Civic BanCorp and subsidiary as of December 31, 2000, and 1999, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000, annual report on Form 10-K of Civic BanCorp.


/s/ KPMG LLP


San Francisco, California
March 15, 2001